Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SAN DIEGO, WASHINGTON, D.C.

DENVER, NORTHERN VIRGINIA,

ORANGE COUNTY, SACRAMENTO,

WALNUT CREEK, CENTURY CITY

TOKYO, LONDON, BEIJING,

SHANGHAI, HONG KONG,

SINGAPORE, BRUSSELS

June 7, 2006

MultiCell Technologies, Inc.

701 George Washington Highway

Lincoln, RI 02865.

Attn: Stephen Chang Ph.D.

Re:	Registration Statement on Form SB-2 for Fusion Transaction

Ladies & Gentlemen:

We have acted as counsel to MultiCell Technologies, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form SB-2, together with any subsequent amendments thereto (the “Registration Statement”), relating to the sale by a selling shareholder identified in the Registration Statement of up to 28,144,654 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”). 25,000,000 shares of Common Stock (the “Fusion Shares”) will be issued pursuant to the Common Stock Purchase Agreement, dated May 3, 2006, by and between us and Fusion Capital Fund II, LLC (the “Common Stock Purchase Agreement”). 1,572,327 shares of Common Stock (the “Commission Shares”) and a warrant (the “Commission Warrant”) to purchase 1,572,327 shares of Common Stock (the “Warrant Shares”) has been issued to Fusion Capital as compensation for entering into the Common Stock Purchase Agreement. The Common Stock is to be sold from time to time as set forth in the Registration Statement.

We have examined such documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

MultiCell Technologies, Inc.

June 7, 2006

Page Two

Based on the foregoing, we are of the opinion that:

1.	the Fusion Shares and the Warrant Shares have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor in accordance with the Common Stock Purchase Agreement and the Comission Warrant, will be validly issued, fully paid and nonassessable.

2.	the Commission Shares have been duly authorized by all requisite corporate action and are validly issued, fully paid and nonassessable.

In rendering the opinion set forth above, we have assumed that, at the time of the issuance and delivery of the Fusion Shares and the Warrant Shares, there will not have occurred any change in the law affecting the authorization, issuance or delivery of the Common Stock.

Our opinion expressed above is limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” contained in the prospectus included therein.

Sincerely,

/s/ Morrison & Foerster LLP